REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Eaton Vance
Municipals Trust and Shareholders of Eaton Vance
Alabama Municipals Fund, Eaton Vance Arkansas
Municipals Fund, Eaton Vance Georgia Municipals
Fund, Eaton Vance Kentucky Municipals Fund,
Eaton Vance Louisiana Municipals Fund, Eaton
Vance Maryland Municipals Fund, Eaton Vance
Missouri Municipals Fund, Eaton Vance North
Carolina Municipals Fund, Eaton Vance Oregon
Municipals Fund, Eaton Vance South Carolina
Municipals Fund, Eaton Vance Tennessee
Municipals Fund and Eaton Vance Virginia
Municipals Fund:



In planning and performing our audits of the financial statements of Eaton Vance Alabama
Municipals Fund, Eaton Vance Arkansas
Municipals Fund, Eaton Vance Georgia Municipals
Fund, Eaton Vance Kentucky Municipals Fund,
Eaton Vance Louisiana Municipals Fund, Eaton
Vance Maryland Municipals Fund, Eaton Vance
Missouri Municipals Fund, Eaton Vance North
Carolina Municipals Fund, Eaton Vance Oregon
Municipals Fund, Eaton Vance South Carolina
Municipals Fund, Eaton Vance Tennessee
Municipals Fund and Eaton Vance Virginia
Municipals Fund (individually, the "Fund" and collectively the "Funds") as of and for the year ended August 31, 2006, in accordance with the standards of the Public Company Accounting
Oversight Board (United States), we considered each Fund's internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of each Fund's internal control over financial reporting. Accordingly, we express no such opinion.
The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America
("generally accepted accounting principles"). Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a Fund's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects a Fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of a Fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board
(United States).  In our report to you dated October
17, 2006, we reported that we had identified no deficiencies in the Funds' internal control over financial reporting and its operation, including controls for safeguarding securities that we considered to be a material weakness, as defined above, as of August 31, 2006.

However, subsequent to the filing of the Funds'
Form N-SAR for their fiscal year ended August 31, 2006, we noted the following control deficiency that we determined to be a material weakness, as defined above, in each of the Fund's internal control over financial reporting. The Funds' controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities did not operate effectively to appropriately determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No.
140 "Accounting for Transfers and Servicing of
Financial Assets and Extinguishments of
Liabilities." As a result of this material weakness, the statement of assets and liabilities, including the portfolio of investments, as of August 31, 2006, the related statement of operations and statement of changes in net assets for the year then ended and the financial highlights for each of five years in the period then ended of each Fund were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense.
This report is intended solely for the information and use of management and the Board of Trustees of Eaton Vance Municipals Trust (comprising of
Eaton Vance Alabama Municipals Fund, Eaton
Vance Arkansas Municipals Fund, Eaton Vance
Georgia Municipals Fund, Eaton Vance Kentucky
Municipals Fund, Eaton Vance Louisiana
Municipals Fund, Eaton Vance Maryland
Municipals Fund, Eaton Vance Missouri Municipals
Fund, Eaton Vance North Carolina Municipals
Fund, Eaton Vance Oregon Municipals Fund, Eaton
Vance South Carolina Municipals Fund, Eaton
Vance Tennessee Municipals Fund and Eaton
Vance Virginia Municipals Fund) and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 17, 2006 (January 2, 2007 as to the fifth and sixth paragraphs)